Exhibit 99.1

GENESCO ANNOUNCES NEW
CORPORATE HEADQUARTERS
--Company Expects to Add Jobs and
Invest More than $30 million over the Next Five Years--

NASHVILLE, Tenn., Feb. 10, 2020 -Genesco Inc. (NYSE: GCO) announced today plans for its new corporate headquarters in Nashville, Tenn. The Company’s new corporate offices will be located at 535 Marriott Drive in Nashville and occupy approximately two thirds of the facility’s 310,000 square feet of space. Relocation is targeted for a little more than a year from now.

In addition to the relocation, the Company announced it will create new jobs and invest more than $30 million in Davidson County over the next five years.

“For the past 95 years, Genesco has been a proud partner of the Middle Tennessee community. We look forward to investing in our tremendously talented and dedicated employees, and the community, as we begin our next chapter of growth as a leading footwear-focused company,” said Mimi Vaughn, President and Chief Executive Officer of Genesco. “We would like to thank the State of Tennessee and TVA for their commitment and support with our new headquarters and expansion.”

“It is an exciting time for Genesco and our new facility will be a great place to work,” Vaughn said. “Our new space will allow our shared services and operating divisions, including Journeys, Johnston & Murphy, and Genesco’s Licensed Brands-which include Levi’s Footwear, Dockers Footwear and Bass Footwear-to better serve our employees, vendors and customers, and facilitate our next wave of growth.”

The Company’s corporate headquarters have been at 1415 Murfreesboro Road in Nashville since 1965. There are more than 800 employees currently at the corporate headquarters location.

Exhibit 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in approximately 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com